                                                                    EXHIBIT 99.4

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Medaphis Corporation:

     We have audited the accompanying consolidated balance sheets of Medaphis Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule included in this Exhibit. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Medaphis Corporation and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     The consolidated financial statements give retroactive effect to the mergers of wholly owned subsidiaries of Medaphis Corporation with and into Health Sciences Corporation in June 1996, BSG Corporation in May 1996, and Rapid System Solutions, Inc. in April 1996. These acquisitions have been recorded using the pooling of interests method of accounting.

     As discussed in Note 18, the accompanying 1995 consolidated financial statements have been restated. As a result of the restatement of the 1995 consolidated financial statements, the financial statement schedule was also restated.

DELOITTE & TOUCHE LLP

June 29, 1996
(October 22, 1996 as to Note 18)
Atlanta, Georgia

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                  1995         1994       1993
                                                              ------------   --------   --------
                                                                  (AS
                                                               RESTATED,
                                                              SEE NOTE 18)
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Revenue.....................................................    $559,877     $398,934   $279,326
                                                                --------     --------   --------
Salaries and wages..........................................     325,868      227,109    164,474
Other operating expenses....................................     140,296       95,195     71,363
Depreciation................................................      14,487        9,430      7,285
Amortization................................................      18,048       10,691      7,878
Interest expense, net.......................................      10,062        5,926      6,573
Restructuring and other charges.............................      54,950        1,905         --
                                                                --------     --------   --------
          Total expenses....................................     563,711      350,256    257,573
Income (loss) before income taxes...........................      (3,834)      48,678     21,753
income taxes................................................       1,787       16,155      7,049
                                                                --------     --------   --------
          Net income (loss).................................      (5,621)    $ 32,523   $ 14,704
                                                                ========     ========   ========
Pro forma adjustments, principally income taxes.............      (2,883)      (1,817)    (1,180)
                                                                --------     --------   --------
  Pro forma net income (loss)...............................    $ (8,504)    $ 30,706   $ 13,524
                                                                ========     ========   ========
Pro forma net income (loss) per common share................    $  (0.15)    $   0.51   $   0.26
                                                                ========     ========   ========
Weighted average shares outstanding.........................      56,591       60,245     51,109
                                                                ========     ========   ========

                See notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  1995           1994
                                                              -------------   ----------
                                                              (AS RESTATED,
                                                              SEE NOTE 18)
                                                              (IN THOUSANDS, EXCEPT PAR
                                                                     VALUE DATA)
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................     $   19,270   $   17,651
  Restricted cash...........................................         15,340        8,683
  Accounts receivable, billed...............................         84,256       62,507
  Accounts receivable, unbilled.............................         89,429       93,940
  Other.....................................................         14,870       11,294
                                                                 ----------   ----------
          Total current assets..............................        223,165      194,075
Property and equipment......................................         97,895       49,032
Intangible assets...........................................        455,611      376,827
Other.......................................................         18,935        7,217
                                                                 ----------   ----------
                                                                 $  795,606   $  627,151
                                                                 ==========   ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................     $   23,220   $   17,726
  Accrued compensation......................................         24,505       24,900
  Accrued expenses..........................................         69,529       51,435
  Current portion of long-term debt.........................         10,681       10,752
                                                                 ----------   ----------
          Total current liabilities.........................        127,935      104,813
Long-term debt..............................................        150,565      148,261
Other obligations...........................................         18,926       30,433
Deferred income taxes.......................................         13,499       23,172
Convertible subordinated debentures.........................         63,375       63,375
                                                                 ----------   ----------
          Total liabilities.................................        374,300      370,054
                                                                 ----------   ----------
Stockholders' Equity:
  Preferred stock...........................................            382          225
  Common stock, voting, $.01 par value, 100,000 authorized
     in 1995 and
     30,000 in 1994; issued and outstanding 58,917 in 1995
     and 49,990
     in 1994................................................            589          500
  Common stock, nonvoting, $.01 par value, 600 authorized;
     none issued............................................             --           --
  Paid-in capital...........................................        426,387      251,534
  Retained earnings (deficit)...............................         (6,052)       4,838
                                                                 ----------   ----------
          Total stockholders' equity........................        421,306      257,097
                                                                 ----------   ----------
                                                                 $  795,606   $  627,151
                                                                 ==========   ==========

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                  1995          1994        1993
                                                              -------------   ---------   --------
                                                              (AS RESTATED,
                                                              SEE NOTE 18)
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................    $  (5,621)    $  32,523   $ 14,704
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................       32,535        20,121     15,163
  Impairment loss on property and equipment.................        5,035            --         --
  Deferred income taxes.....................................        1,312        15,239      6,586
  Other non-cash charges....................................          417         1,208         --
  Changes in assets and liabilities, excluding effects of
     acquisitions:
     Increase in restricted cash............................       (3,253)       (1,963)      (508)
     Increase in accounts receivable, billed................      (21,549)       (8,038)    (9,868)
     Increase in accounts receivable, unbilled..............       (9,714)      (24,279)   (16,930)
     Increase in accounts payable...........................        4,738         5,341      3,625
     Increase (decrease) in accrued compensation............         (396)        5,704      3,789
     Increase (decrease) in accrued expenses................       25,725        (3,844)     2,181
     Other, net.............................................       (5,841)        2,197       (489)
                                                                ---------     ---------   --------
          Net cash provided by operating activities.........       23,388        44,209     18,253
                                                                ---------     ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired..........................      (76,077)     (153,385)   (68,563)
Purchases of property and equipment.........................      (50,986)      (13,063)    (7,178)
Software development costs..................................      (35,611)       (9,519)    (3,478)
Other.......................................................          650        (1,969)      (559)
                                                                ---------     ---------   --------
          Net cash used for investing activities............     (162,024)     (177,936)   (79,778)
                                                                ---------     ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock......................      151,825         4,933     97,703
Proceeds from borrowings....................................      140,780       122,100     71,432
Payments of long-term debt..................................     (138,244)       (6,108)   (78,435)
Dividends to shareholders of acquired companies.............       (6,751)       (8,528)    (3,090)
Other.......................................................       (7,355)         (675)       157
                                                                ---------     ---------   --------
          Net cash provided by financing activities.........      140,255       111,722     87,767
                                                                ---------     ---------   --------
CASH AND CASH EQUIVALENTS
Net change..................................................        1,619       (22,005)    26,242
Balance at beginning of year (see Note 2)...................       17,651        39,656     14,731
                                                                ---------     ---------   --------
Balance at end of year......................................    $  19,270     $  17,651   $ 40,973
                                                                =========     =========   ========

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                             --------------------------------------------------------------------------------
                                      COMMON               PREFERRED               RETAINED         TOTAL
                             COMMON   STOCK    PREFERRED     STOCK     PAID-IN     EARNINGS     STOCKHOLDERS'
                             SHARES   AMOUNT    SHARES      AMOUNT     CAPITAL     (DEFICIT)       EQUITY
                             ------   ------   ---------   ---------   --------   -----------   -------------
                                                              (IN THOUSANDS)
Balance at December 31,
  1992.....................   40,164   $401     11,420       $272      $115,987    $(28,784)      $ 87,876
  Issuance of common
     stock.................    6,482     64         --         --        85,443          --         85,507
  Exercise of stock
     options...............      476      5         --         --         1,387          --          1,392
  Issuance and conversion
     of preferred stock at
     acquired companies....       38      1      8,032        (50)        3,950          --          3,901
  Pre-merger dividends to
     former owners.........       --     --         --         --            --      (3,440)        (3,440)
  Net income...............       --     --         --         --            --      14,704         14,704
  Other....................       (9)    --         --         --           451        (541)           (90)
                              ------   ----     ------       ----      --------    --------       --------
Balance at December 31,
  1993.....................   47,151    471     19,452        222       207,218     (18,061)       189,850
  Changes in HRI's
     stockholders' equity
     in the six months
     ended June 30, 1994
     (see Note 2)..........       (9)    --         --         --           (76)       (554)          (630)
  Issuance of common
     stock.................       19     --         --         --            14          --             14
  Issuance of common stock
     in acquisitions.......    2,108     21         --         --        38,775          --         38,796
  Exercise of stock
     options...............      734      8         --         --         2,162          --          2,170
  Issuance and conversion
     of preferred stock at
     acquired companies....       --     --      2,739          3         3,465          --          3,468
  Pre-merger dividends to
     former owners.........       --     --         --         --            --      (8,378)        (8,378)
  Net income...............       --     --         --         --            --      32,523         32,523
  Other....................      (13)    --         --         --           (24)       (692)          (716)
                               ------  ----     ------       ----      --------    --------       --------
Balance at December 31,
  1994.....................   49,990    500     22,191        225       251,534       4,838        257,097
  Issuance of common
     stock.................    4,239     42         --         --       121,580          --        121,622
  Issuance of common stock
     in acquisitions.......       20     --         --         --           459          --            459
  Exercise of stock
     options...............      555      6         --         --        12,516          --         12,522
  Issuance and conversion
     of preferred stock at
     acquired companies....    3,344     33     (2,737)       157        37,398          --         37,588
  Pre-merger dividends to
     former owners.........       --     --         --         --            --      (4,517)        (4,517)
  Net loss, as restated....       --     --         --         --            --      (5,621)        (5,621)
  Other....................      769      8         --         --         2,900        (752)         2,156
                               ------  ----     ------       ----      --------    --------       --------
Balance at December 31,
  1995, as restated........   58,917   $589     19,454       $382      $426,387    $ (6,052)      $421,306
                              ======   ====     ======       ====      ========    ========       ========

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION. The consolidated financial statements give retroactive effect to the mergers of wholly-owned subsidiaries of Medaphis Corporation with and into Health Data Sciences Corporation in June 1996, BSG Corporation in May 1996, and Rapid System Solutions, Inc. in April 1996. These acquisitions have been recorded using the pooling-of-interests method of accounting.

     CONSOLIDATION. All significant intercompany transactions have been eliminated. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

     NATURE OF OPERATIONS. Medaphis Corporation ("Medaphis" or the "Company") provides business management services and systems primarily to the healthcare industry throughout the United States. The Company historically has not experienced any significant losses related to individual customers or groups of customers in any geographical area.

     PERVASIVENESS OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Fees for the Company's business management services are primarily based on a percentage of net collections on clients' patient accounts, and revenue is recognized as such business management services are performed. Accounts receivable, billed, principally represents amounts invoiced to clients. Accounts receivable, unbilled, represents amounts recognized for services rendered but not yet invoiced and is based on the Company's estimate of the fees that will be invoiced when collections on patient accounts are received.

     Revenue from software licenses is generally recognized upon shipment of the products and when no significant contractual obligations remain outstanding. When the Company receives payment prior to shipment or fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and are recognized as revenue upon shipment or fulfillment of significant vendor obligations. The license agreements typically provide for partial payments subsequent to shipment; such terms result in an unbilled receivable at the date the revenue is recognized. Costs related to insignificant vendor obligations are accrued upon recognition of the license revenue. Software maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically one year.

     Revenues from systems integration contracts are recorded based on the terms of the underlying contracts which are primarily time and material or fixed price contracts. Revenue from time and material type contracts is recognized as services are rendered and costs are incurred based on contractual rates. Revenue from fixed price contracts is recorded using the percentage of completion method. Expected losses are charged to operations in the period such losses are determined. Revenue for which customers have not yet been invoiced is reflected as accounts receivable, unbilled in the accompanying consolidated balance sheets.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all highly liquid investments with an initial maturity of no more than three months.

     RESTRICTED CASH. Restricted cash represents amounts collected on behalf of certain clients, a portion of which is held in trust until remitted to such clients.

     PROPERTY AND EQUIPMENT. Property and equipment, including equipment under capital leases, is stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, generally four to ten years for furniture and fixtures, five to seven years for equipment, and 20 years for buildings.

     INTANGIBLE ASSETS. Intangible assets are composed principally of goodwill, clients lists and software development costs.

     Goodwill and Clients Lists. Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight line method, generally over 25 to 40 years. Client lists are amortized using the straight line method over their estimated useful lives, generally seven to 20 years.

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through undiscounted expected future cash flows after related interest charges. If the Company determines that the carrying values of specific intangible assets are not recoverable, the Company would record a charge to reduce the carrying value of such assets to their fair values. It is reasonably possible that those estimates of future cash flows will be reduced significantly in the future based on the results of the Company's re-engineering and consolidation plan. As a result, the carrying amount of intangible assets may be reduced materially in the near future. In 1994, a charge of approximately $1.9 million associated with the write-off of a non-compete agreement was recorded by one of the Company's subsidiaries prior to that subsidiary's merger with the Company because the non-compete agreement was deemed to have no value. No impairment losses were recorded by the Company in 1995 or 1993.

     Software Development Costs. Intangible assets include software development costs incurred in the development or the enhancement of software utilized in providing the Company's business management systems and services. Software development costs are capitalized upon the establishment of technological feasibility for each product or process and capitalization ceases when the product or process is available for general release to customers or is put into service. Capitalized software development costs which were primarily associated with the Company's re-engineering and consolidation project were approximately $36.3 million and $9.5 million in 1995 and 1994, respectively. The Company recorded research and development expenses of approximately $2.8 million, $4.6 million and $3.7 million in 1995, 1994 and 1993, respectively.

     Software development costs are amortized using the straight line method over the remaining estimated economic life of the assets, which is generally three to seven years. Amortization expense related to the Company's capitalized software costs totaled $5.1 million, $2.9 million and $2.6 million in 1995, 1994 and 1993, respectively.

     INCOME TAXES. Deferred income taxes are recognized for the tax consequences of "temporary differences" between financial statement carrying amounts and the tax bases of existing assets and liabilities. The measurement of deferred tax assets and liabilities is predominantly determined by reference to the tax laws and changes to such laws. Management includes the consideration of future events to assess the likelihood that tax benefits will be realized in the future.

     PRO FORMA PROVISION FOR INCOME TAXES. The Company has acquired certain entities in merger transactions accounted for as poolings of interests, which prior to the mergers had elected "S" corporation status for income tax purposes. As a result of the mergers, these acquired entities terminated their "S" corporation elections. Pro forma provision for income taxes, taken together with reported income tax expense, presents the combined pro forma tax expense of such entities as if they had been "C" corporations during the periods presented.

     PRO FORMA NET INCOME (LOSS) PER COMMON SHARE. Pro forma net income per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include the dilutive effect of the assumed exercise of certain outstanding stock options and conversion of convertible preferred stock. Fully diluted pro forma net income per common share is not presented as it is not materially different from primary pro forma net income per common share. The Company's convertible subordinated debentures were not considered common stock equivalents at issuance and are included in the computation of fully diluted pro forma net income per common share.

2.  BUSINESS COMBINATIONS

     From January 1, 1993 through December 31, 1995, the Company acquired either substantially all of the assets or all of the outstanding capital stock of each of the following businesses which were accounted for using the purchase method of accounting:

                    COMPANY ACQUIRED                       CONSIDERATION   ACQUISITION DATE
                    ----------------                       -------------   ----------------
                                                                    (IN THOUSANDS)
Receivables Management Division of MedQuist, Inc.........    $ 17,300      December 1995
The Halley Exchange, Inc.................................           *      December 1995
Billing and Professional Services, Inc...................           *      October 1995
Medical Office Consultants, Inc..........................           *      May 1995
Computers Diversified, Inc...............................      15,500      April 1995
Medical Management, Inc..................................       8,000      March 1995
Decision Support Group...................................           *      January 1995
Imonics Corporation......................................      32,200      December 1994
John Rex, Inc. ("Anescor")...............................       6,000      December 1994
AdvaCare, Inc............................................     101,600      November 1994
Marmac Management, Inc...................................           *      September 1994
Central Billing Services, Inc............................      19,700      September 1994
Omni Medical Systems, Inc................................           *      August 1994
Physician Billing, Inc...................................      13,000      July 1994
Medical Management Resources, Inc........................      11,000      July 1994
Consolidated Medical Services, Inc.......................           *      June 1994
Northwest Creditors Service, Inc.........................       6,600      June 1994
Managed Practice Division of Datamedic Corporation.......       5,000      April 1994
Practice Management Division of CyCare Systems, Inc......      24,000      November 1993
Gottlieb's Financial Services, Inc.......................      31,000      September 1993
Medical Management of New England, Inc...................      14,200      July 1993

---------------

* Consideration not material.

     Each of the foregoing acquisitions has been recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The allocation of the purchase price of the 1995 acquisitions is preliminary and will be adjusted when the necessary information is available. The operating results of the acquired businesses are included in the Company's consolidated statements of income from the respective dates of acquisition.

     In addition to the foregoing acquisitions, the Company acquired eight businesses in 1996 and 1995 which were accounted for using the pooling-of-interests method of accounting. Following is a list of the businesses acquired and the shares exchanged:

                                                             SHARES
                     COMPANY ACQUIRED                       EXCHANGED   ACQUISITION DATE
                     ----------------                       ---------   ----------------
Health Data Sciences Corporation ("HDS")..................  6,215,000   June 1996
BSG Corporation ("BSG")...................................  7,539,000   May 1996
Rapid Systems Solutions, Inc. ("Rapid Systems")...........  1,135,000   April 1996
Intelligent Visual Computing, Inc. ("IVC")................          *   February 1996
Medical Management Sciences, Inc. ("MMS").................  4,000,000   December 1995
Consort Technologies, Inc. ("Consort")....................    825,000   November 1995
Healthcare Recoveries, Inc. ("HRI").......................  3,265,000   August 1995
Automation Atwork Companies ("Atwork")....................  8,000,000   March 1995

---------------

* Consideration not material

     Since these acquisitions have been recorded using the pooling-of-interests method of accounting, no adjustment has been made to the historical carrying amounts of assets acquired and liabilities assumed. The accompanying consolidated financial statements have been restated to include the financial position and operating results of Atwork, HRI, MMS, Rapid Systems, BSG and HDS for all periods prior to the mergers. No restatement has been made for the financial position and operating results of Consort and IVC prior to the beginning of the fiscal year of their acquisitions due to their immateriality.

     Prior to its merger with the Company, HRI reported on a fiscal period ending June 30. HRI's financial position and operating results as of and for the period ended June 30, 1994 were combined with the Company's financial position and operating results as of and for the year ended December 31, 1993. HRI's financial position and operating results for 1995 and 1994, which were restated to a calendar year basis, were combined with the Company's financial position and operating results as of and for the years ended December 31, 1995 and 1994. Accordingly, HRI's operating results for the six months ended June 30, 1994 were duplicated in each of the years ended December 31, 1994 and 1993. HRI's revenues and net income for that six-month period were $7,822,000 and $755,000, respectively. Consolidated retained earnings has been reduced by $554,000 which represents HRI's net income applicable to common stockholders for the six months ended June 30, 1994 in order to eliminate the duplication of income applicable to common stockholders for that period in the retained earnings balance. The beginning cash and cash equivalents balance in the accompanying 1994 consolidated statement of cash flows does not equal the December 31, 1993 cash and cash equivalents balance as a result of the combination, in the 1993 consolidated balance sheet, of HRI's financial position as of June 30, 1994 with the financial position of the Company as of December 31, 1993.

     Prior to its merger with the Company, HDS reported on a fiscal period ending March 31. HDS's financial position and operating results as of and for the years ended March 31, 1996, 1995 and 1994 were combined with the Company's financial position and operating results as of and for the years ended December 31, 1995, 1994 and 1993, respectively.

     A reconciliation of revenue, pro forma net income (loss) and pro forma net income (loss) per common share of the Company, as originally reported and as restated, Rapid Systems, BSG, HDS and combined, including the pro forma provision for Rapid Systems and BSG income taxes, is as follows:

                                                           1995          1994          1993
                                                        -----------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Medaphis, as originally reported....................     $467,747      $319,138      $228,745
  Restatement adjustments (Note 18)...................       (4,426)           --            --
                                                           --------      --------      --------
  Medaphis, as restated...............................      463,321       319,138       228,745
  Rapid Systems.......................................       14,722         8,558         4,335
  BSG.................................................       69,663        49,174        26,495
  HDS.................................................       12,171        22,064        19,751
                                                           --------      --------      --------
  Combined............................................     $559,877      $398,934      $279,326
                                                           ========      ========      ========
Pro forma net income (loss):
  Medaphis, as originally reported....................     $    444      $ 22,935      $ 13,069
  Restatement adjustments (Note 18)...................       (5,124)           --            --
                                                           --------      --------      --------
  Medaphis, as restated...............................       (4,680)       22,935        13,069
  Rapid Systems.......................................          972           773           647
  BSG.................................................       (1,045)        1,329        (6,010)
  HDS.................................................       (3,173)        6,037         6,087
  Pro forma provision for Rapid Systems and BSG income
     taxes............................................         (578)         (368)         (269)
                                                           --------      --------      --------
  Combined............................................     $ (8,504)     $ 30,706      $ 13,524
                                                           ========      ========      ========
Pro forma net income (loss) per common share:
  Medaphis, as originally reported....................     $   0.01      $   0.50      $   0.34
                                                           ========      ========      ========
  Medaphis, as restated...............................     $  (0.09)     $   0.50      $   0.34
                                                           ========      ========      ========
  Combined............................................     $  (0.15)     $   0.51      $   0.26
                                                           ========      ========      ========

     A summary of revenue and pro forma net income for each of the three pooling-of-interests transactions consummated after the first quarter of 1995 for interim year-to-date periods preceding the dates of consummation are as follows (In thousands):

                                                  INTERIM PERIOD
                                                    PRECEDING                  PRO FORMA
               COMPANY ACQUIRED                    CONSUMMATION      REVENUE   NET INCOME
               ----------------                 ------------------   -------   ----------
HRI...........................................  June 30, 1995        $10,183     $1,012
Consort.......................................  September 30, 1995   $ 2,805     $  455
MMS...........................................  September 30, 1995   $14,625     $  185

     The following unaudited pro forma financial information presents the results of the Company for the years ended December 31, 1995 and 1994, as if the above referenced acquisitions recorded using the purchase and the pooling-of-interest methods of accounting had occurred on January 1, 1994. The pro forma information does not purport to be indicative of the results that would have been obtained if the operations had actually been combined during the period presented and is not necessarily indicative of operating results to be expected in future periods.

                                                                 1995         1994
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Revenue.....................................................    $582,556     $529,075
Net income (loss)...........................................      (5,349)      26,497
Net income (loss) per common share..........................    $  (0.09)    $   0.42

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                1995      1994
                                                              --------   -------
                                                                (IN THOUSANDS)
Land........................................................  $  2,873   $ 2,873
Buildings...................................................     9,839     7,841
Furniture and fixtures......................................    19,485    16,038
Equipment...................................................   100,866    47,599
Other.......................................................     6,055     3,424
                                                              --------   -------
                                                               139,118    77,775
Less accumulated depreciation...............................    41,223    28,743
                                                              --------   -------
                                                              $ 97,895   $49,032
                                                              ========   =======

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                1995       1994
                                                              --------   --------
                                                                (IN THOUSANDS)
Goodwill....................................................  $361,096   $303,057
Client lists................................................    51,862     52,146
Software development costs..................................    82,219     43,558
Other.......................................................     2,159      2,159
                                                              --------   --------
                                                               497,336    400,920
Less accumulated amortization...............................    41,725     24,093
                                                              --------   --------
                                                              $455,611   $376,827
                                                              ========   ========

5.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                               1995      1994
                                                              -------   -------
                                                               (IN THOUSANDS)
Accrued costs of businesses acquired........................  $13,582   $18,305
Funds due clients...........................................   12,757     6,893
Deferred revenue............................................   11,590    12,050
Accrued legal costs.........................................    8,264       296
Accrued restructuring and severance costs...................    7,801        --
Interest....................................................    2,917     2,340
Other.......................................................   12,618    11,551
                                                              -------   -------
                                                              $69,529   $51,435
                                                              =======   =======

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                1995       1994
                                                              --------   --------
                                                                (IN THOUSANDS)
Borrowings under Senior Credit Facility.....................  $128,000   $120,714
Capital lease obligations, weighted average effective
  interest rates of
  8.4% and 9.1%.............................................    23,670     14,232
Deferred purchase price relating to acquisitions............        --     15,672
Other.......................................................     9,576      8,395
                                                              --------   --------
                                                               161,246    159,013
Less current portion........................................    10,681     10,752
                                                              --------   --------
                                                              $150,565   $148,261
                                                              ========   ========

     At December 31, 1995, the Company had a $250 million revolving credit agreement ("Senior Credit Facility") which was composed of a $240 million revolving credit line and a $10 million cash management line with a seven-bank syndicate to finance future acquisitions, working capital and other general corporate needs. The Company has the option of making "LIBOR" based loans or "base rate" loans under the Senior Credit Facility. LIBOR based loans bear interest at LIBOR for the then current interest period plus amounts varying from 1 1/4% to 1 3/4% based on the Company's financial performance. Base rate loans bear interest equal to prime. At December 31, 1995, the Company had LIBOR based loans outstanding at interest rates ranging from 7.1% to 7.2%. The Senior Credit Facility contains, among other things, financial covenants which require the Company to maintain certain financial ratios. The Company was in compliance with all covenants as of December 31, 1995.

     The Senior Credit Facility expires in March 1997 and can be extended one year at each anniversary date through March 2000 with the consent of the banks. Borrowings under the Senior Credit Facility are secured by the stock of the Company's subsidiaries.

     In April 1995, the Company used the net proceeds of its fourth public offering to repay indebtedness of approximately $121 million then outstanding under the Senior Credit Facility.

     The Company's capital leases consist principally of leases for equipment. As of December 31, 1995 and 1994, the net book value of equipment subject to capital leases totaled $20.3 million and $11.4 million, respectively.

     The carrying amounts of long-term debt and capital lease obligations reflected in the consolidated balance sheets approximate fair value of such instruments due to the variable rate nature of the long-term debt and the fixed rates on the capital lease obligations which approximate market rates.

     The aggregate maturities of long-term debt and capital lease obligations are as follows (in thousands):

1996........................................................  $ 10,681
1997........................................................   141,669
1998........................................................     6,106
1999........................................................     1,748
2000........................................................       230
Thereafter..................................................       812

7.  CONVERTIBLE SUBORDINATED DEBENTURES

     The Company issued $63.4 million of 6 1/2% convertible subordinated debentures to finance the acquisition of CompMed, Inc. The debentures are due on January 1, 2000. The debenture holders may convert the debentures into shares of the Company's common stock at a conversion price of $14.00 per share. In 1995, the

Company gave notice of its intent to redeem the debentures on January 1, 1996. Such notice triggered the conversion right of the debenture holders through the date of the redemption. All of the debenture holders exercised their conversion right effective January 1, 1996 and as a result, approximately 4.5 million shares were issued in the conversion in 1996. The fair value of these convertible subordinated debentures was approximately $170 million at December 31, 1995, based on the market price of Medaphis common stock into which the debentures were converted on January 1, 1996. Pro forma net loss per common share, assuming the debentures had been converted on January 1, 1995, and assuming the repayment of indebtedness outstanding under the Senior Credit Facility associated with the Company's April 1995 public offering had occurred on January 1, 1995 (see Note 6) would have been $(0.07) per share.

8.  LEASE COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases which expire at various dates through 2008. Rent expense was $22.4 million, $13.3 million and $10.0 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

1996........................................................  $20,809
1997........................................................   17,133
1998........................................................   14,896
1999........................................................    9,445
2000........................................................    6,961
Thereafter..................................................    9,525

9.  INCOME TAXES

     Income tax expense is comprised of the following:

                                                             1995      1994      1993
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Current:
  Federal.................................................  $    66   $   264   $    59
  State...................................................    1,795       439       301
Deferred:
  Federal.................................................      413    13,977     4,019
  State...................................................     (928)    1,988     1,023
Valuation allowance.......................................      441      (513)    1,647
                                                            -------   -------   -------
Income taxes..............................................    1,787    16,155     7,049
Pro forma provision for income taxes......................    3,389     1,817     1,180
                                                            -------   -------   -------
                                                            $ 5,176   $17,972   $ 8,229
                                                            =======   =======   =======

     In 1995 and 1996 the Company acquired Atwork, Consort, MMS and Rapid Systems and a subsidiary of BSG in merger transactions which were accounted for under the pooling-of-interests method of accounting. Prior to the mergers, these entities had elected "S" corporation status for income tax purposes. As a result of the mergers, the entities terminated their "S" corporation elections. Pro forma net income and pro forma net income per common share are presented in the consolidated statements of income as if each of these entities had been a "C" corporation during the periods presented.

     A reconciliation between the amount determined by applying the federal statutory rate to income before income taxes and income tax expense is as follows:

                                                              1995      1994      1993
                                                             -------   -------   ------
                                                                   (IN THOUSANDS)
Income tax expense at federal statutory rate...............  $(1,342)  $17,037   $7,614
State taxes, net of federal benefit........................      361     2,475    1,483
Goodwill...................................................    1,298       380      202
Deal costs.................................................    5,623        --       --
Other items not deductible for tax purposes................      371       272       73
Research and development tax credits.......................       --      (596)    (314)
Valuation allowance........................................      441      (513)    (726)
Other......................................................   (1,576)   (1,083)    (103)
                                                             -------   -------   ------
                                                             $ 5,176   $17,972   $8,229
                                                             =======   =======   ======

     In 1995, the effects of changes in the Company's assessment of the tax consequences of certain matters comprise substantially all of "other" in the above rate reconciliation.

     Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax credit carryforwards. The components of deferred taxes as of December 31, 1995 and 1994 are as follows:

                                                                1995       1994
                                                              --------   --------
                                                                (IN THOUSANDS)
Net operating loss carryforwards............................  $ 58,888   $ 49,504
Research and development credits............................     1,078      1,078
Valuation allowance.........................................   (18,310)   (13,415)
Accounts receivable, unbilled...............................   (31,841)   (28,232)
Depreciation and amortization...............................   (37,674)   (17,263)
Accrued expenses............................................    21,166      1,558
Other deferred tax liabilities..............................    (6,806)   (16,402)
                                                              --------   --------
                                                              $(13,499)  $(23,172)
                                                              ========   ========

     The valuation allowance relates primarily to the uncertainty of the realizability of net operating loss carryforwards assumed in certain business combinations. The change in the valuation allowance during 1995 relates primarily to the finalization of the purchase price allocation of an entity acquired in 1994.

     As of December 31, 1995, the Company had federal net operating loss carryforwards for income tax purposes of approximately $144 million which expire at various dates between 1999 and 2010. The Internal Revenue Code may impose substantial limitations on the use of net operating loss carryforwards upon the occurrence of an "ownership change." The Company has experienced three ownership changes which have established maximum annual limitations on income against which net operating losses incurred prior to the ownership changes may be offset. However, because the limitation operates in a cumulative manner and in previous years the Company did not utilize net operating losses, the Company has approximately $85 million in cumulative unutilized net operating losses available in 1996. In future years, currently unavailable net operating losses will become available to offset income prior to the date of their expiration.

10.  CAPITAL STOCK

     On May 3, 1995, the Company's Board of Directors declared a two-for-one stock split of the outstanding shares of common stock. The stock split was effected in the form of a stock dividend payable on May 31, 1995 to stockholders of record as of May 24, 1995. The effect of the stock split has been retroactively applied to all periods presented in the accompanying consolidated financial statements.

     On April 12, 1995, the Company completed a fourth public offering of its common stock in which 4,244,000 shares were sold at $31.75 per share. The Company sold 4,000,000 shares of its common stock and 244,000 shares of common stock were sold on behalf of certain of the Company's stockholders. The net proceeds to the Company were approximately $121 million.

     On December 2, 1993, the Company completed a third public offering of its common stock in which 6,900,000 shares were sold at $14.00 per share. The Company sold 6,442,000 shares of its common stock and 458,000 shares of common stock were sold on behalf of certain of the Company's stockholders. The net proceeds to the Company were approximately $85.5 million.

     On March 16, 1994, the stockholders of the Company approved an amendment to the Company's Amended and Restated Certificate of Incorporation, thereby increasing the number of authorized shares of the Company's voting common stock from 30 million to 100 million shares.

     Prior to the Company's merger with BSG, BSG had two classes of preferred stock outstanding. Dividends were noncumulative and payable at 8% per year at the discretion of BSG's board of directors. The preferred shares were convertible, at the option of the holder on a one-to-one basis into common shares of BSG, and the preferred shareholders had the right to vote on an as converted basis. In connection with BSG's merger with the Company on May 6, 1996, all preferred shares were converted into common shares of BSG which were subsequently exchanged for common shares of the Company.

     Prior to the Company's merger with HDS, HDS had three classes of preferred stock outstanding. The preferred stock carried no guaranteed dividend features and had no mandatory redemption features. The preferred shares were convertible, at the option of the holder on a one-to-one basis into common shares of HDS. In connection with HDS's merger with the Company on June 29, 1996, all preferred shares were converted into common shares of HDS which were subsequently exchanged for common shares of the Company.

     Prior to the Company's merger with HDS, HDS had a class of mandatorily redeemable preferred stock (the "HDS Redeemable Preferred Stock") outstanding. The HDS Redeemable Preferred Stock consisted of 830,000 shares which were redeemable at $10 per share. In June 1995, HDS redeemed all the remaining shares of outstanding HDS Redeemable Preferred Stock for $10 per share. As of December 31, 1994, $6.6 million related to the HDS Redeemable Preferred Stock was classified in other obligations on the accompanying balance sheets.

     Prior to the Company's merger with HRI, HRI had a class of redeemable convertible preferred stock (the "HRI Redeemable Preferred Stock") which was convertible, at the holder's option into common stock of HRI. The HRI Redeemable Preferred Stock required certain mandatory redemptions at future dates or upon liquidation, dissolution or merger of HRI. Pursuant to HRI's merger with the Company, all outstanding shares of the HRI Redeemable Preferred Stock were converted into common stock of HRI which were subsequently exchanged in the merger for common stock of the Company. As of December 31, 1994, $13.3 million related to the HRI Redeemable Preferred Stock was classified in other obligations on the accompanying balance sheets.

11.  COMMON STOCK OPTIONS AND STOCK AWARDS

     The Company has several stock option plans including a Non Qualified Stock Option Plan, a Non Qualified Stock Option Plan for Employees of Acquired Companies and several stock option plans assumed as a result of the BSG Merger (collectively the "Stock Option Plans"). Stock options outstanding at December 31, 1995 under the Stock Option Plans permit employees to purchase up to 9,465,295 shares of the Company's common stock. Granted options expire 10 to 11 years after the date of grant and generally vest over a five year period. Subsequent to the merger of BSG with and into the Company, the Company has offered to issue options under the Company's Non Qualified Stock Option Plan for Employees of Acquired Companies in exchange for options outstanding under the BSG option plans. Options outstanding under the Stock Option Plans at December 31, 1995 were granted at prices ranging from $0.65 to $59.44 per share, of which 2,605,762 were exercisable at that date. Options were exercised during 1995 with grant prices ranging from $0.22 to $21.36 per share. As of December 31, 1995, 2,084,154 shares were available for future grants under these plans.

     Activity related to the Stock Option Plans is summarized as follows:

                                                              1995    1994    1993
                                                              -----   -----   -----
                                                                 (IN THOUSANDS)
Options outstanding as of January 1.........................  6,434   5,456   2,405
Granted:
  To employees..............................................  1,543   1,028   1,009
  Relating to acquisitions..................................  2,481     914   2,249
Canceled....................................................   (434)   (366)    (62)
Exercised...................................................   (559)   (598)   (145)
                                                              -----   -----   -----
Options outstanding as of December 31.......................  9,465   6,434   5,456
                                                              =====   =====   =====

     The Company has a Senior Executive Non Qualified Stock Option Plan which permits certain of the Company's executive officers to purchase up to an aggregate of 550,746 shares of the Company's common stock at $2 per share. All options available for grant under this plan have been granted, expire January 16, 2001 and are currently exercisable. As of December 31, 1995, 230,000 options issued under this plan have been exercised (none during 1995 or 1994).

     In 1994, the disinterested members of the Company's Board of Directors approved the Medaphis Corporation Restricted Stock Plan (the "Restricted Plan") for executive officers. The plan was approved by the Company's stockholders at the annual shareholders' meeting in 1995. The Restricted Plan authorized the award of 249,000 shares of $0.01 par value of common stock to certain of the executive officers of the Company. The restricted stock vests ratably over a four year period from the date of award. Vesting may be accelerated if certain performance goals are achieved. One of these performance goals was achieved based on 1995 results of operations, and accordingly, 50% of the awards made under this plan have vested.

     In 1994, the Company adopted a Non-Employee Director Stock Option Plan ("Director Plan") for non-employees who serve on the Company's Board of Directors. The plan was approved by the Company's stockholders at the annual stockholders' meeting in 1995. The Director Plan provides for an initial grant of 10,000 options at a strike price corresponding to the date on which the non-employee director is elected or appointed to the Board of Directors. Additionally, each non-employee director receives an annual grant of 2,000 options at each subsequent annual meeting in which the non-employee director is a member of the Board of Directors. All options granted under the Director Plan vest over a five year period and expire 11 years from the date of grant. As of December 31, 1995, 48,000 options were outstanding under the Director Plan at strike prices ranging from $15.74 to $29.83 per share. No exercises occurred in 1995 and as of December 31, 1995 52,000 shares were available for future grants under this plan.

     On March 4, 1996 the disinterested members of the Company's Board of Directors approved the Medaphis Corporation Re-engineering, Consolidation and Business Improvement Cash Incentive Plan ("Re-engineering Incentive Plan") and the Company granted 155,749 units pursuant to the provisions of the plan to certain key employees of the Company. The Re-engineering Incentive Plan provides for the payment of cash bonuses to participants if certain performance goals related to the Company's re-engineering and consolidation project are achieved and certain general business improvement milestones are satisfied. Awards under the plan are based on units awarded to each participant. If the performance goals specified in the Re-engineering Incentive Plan are achieved and the awards vest, the value of each unit will equal the average price of the Company's common stock during the ten trading days immediately preceding such vesting date. At the point it becomes probable that the performance goals and milestones will be met, the Company will begin to accrue for the full amount of these bonuses. All awards made under the plan, to the extent they remain unvested, terminate on December 31, 1997.

12.  EMPLOYEE BENEFIT PLANS

     The Company has various defined contribution plans whereby employees meeting certain eligibility requirements can make specified contributions to the plans, a percentage of which are matched by the Company. The Company's contribution expense was $3.3 million, $1.9 million and $0.7 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company maintains a noncontributory money purchase pension plan which covers substantially all employees who are retained by the Company primarily to service specific physician clients. Contributions are determined annually by the Company not to exceed the maximum amount deductible for federal income tax purposes. The Company's contribution to the plan was $1.0 million in 1995, $0.7 million in 1994 and $1.1 million in 1993.

13.  RESTRUCTURING AND OTHER CHARGES

     During July 1994, the Company began a comprehensive re-engineering and consolidation project in order to enhance its ability to provide more effective and efficient business management services to its clients.

     In January 1995, Management approved a restructuring plan relating to the consolidation project. Substantially all of the Company's local business offices at the commitment date were leased. Business offices will be exited in accordance with the guidelines established in the Company's restructuring plan. The Company will negotiate lease buyouts and subleasing arrangements with lessors, where possible, to mitigate its remaining contractual obligations under lease agreements. The re-engineering project is expected to be substantially completed during 1997.

     A description of the type and amount of exit costs recorded at the commitment date and subsequently incurred are as follows:

                                                                   INCURRED       RESERVE
                                                                   THROUGH        BALANCE
                                                       INITIAL   DECEMBER 31,   DECEMBER 31,
                                                       RESERVE       1995           1995
                                                       -------   ------------   ------------
                                                                  (IN THOUSANDS)
Lease termination costs..............................  $ 6,726      $  736        $ 5,990
Incremental costs associated with discontinued client
  contracts..........................................    5,488         797          4,691
Other................................................    2,823       1,035          1,788
                                                       -------      ------        -------
                                                       $15,037      $2,568        $12,469
                                                       =======      ======        =======

     In January 1995, management of Medaphis Physician Services Corporation formalized an involuntary severance benefit plan. The Company recorded a charge of approximately $5.0 million in 1995 in accordance with Statement of Financial Accounting Standards No. 112 to reflect the expense for employees' rights to involuntary severance benefits that have accumulated to date. Involuntary severance costs charged against the liability were approximately $745,000 for the year ended December 31, 1995.

     In January 1995, the Company assessed the recoverability of its long lived assets and recorded an impairment loss of approximately $5.0 million related to property and equipment that will be disposed of as a result of the restructuring plan.

     In connection with the Atwork, HRI, Consort and MMS mergers, the Company incurred transaction fees, costs and expenses of approximately $6.0 million, $2.0 million, $1.2 million and $2.5 million, respectively. In accordance with the requirements of pooling of interests accounting, these costs have been reflected in the operating results for 1995.

     The Company recorded a charge of $12 million in 1995 for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation and various putative class action lawsuits which have been filed against the Company, certain of its officers and directors and its lead underwriters from its April 1995 public offering.

     In connection with the Halley acquisition, the Company recorded a $1.8 million charge related to the cost of purchased research and development activities related to acquired technology for which technological feasibility had not yet been established and which had no alternative future uses.

     Prior to the Company's merger with MMS, MMS terminated a merger agreement with an unrelated third party. In connection with the termination of this agreement, MMS agreed to pay costs associated with the planned merger and potential initial public offering of the combined entity. Such costs amounted to approximately $3.7 million and were recorded as a charge in 1995.

14.  CERTAIN LEGAL MATTERS

     The United States Attorney's Office for the Central District of California is conducting an investigation (the "Federal Investigation") of Medaphis' billing and collection practices in its offices located in Calabasas and Cypress, California (the "Designated Offices"). Medaphis first became aware of the Federal Investigation when it received search warrants and grand jury subpoenas on June 13, 1995. Although the precise scope of the Federal Investigation is not known to the Company at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon Medaphis' billing and collection practices in the Designated Offices. Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. Although the Designated Offices represent less than 2% of Medaphis' annual revenue, there can be no assurance that the Federal Investigation will be resolved promptly, that additional subpoenas or warrants will not be received by Medaphis or that the Federal Investigation will not have a material adverse effect upon the Company. The Company recorded a charge of $12 million in 1995 solely for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation and the putative class action lawsuits described below. The charge is intended to cover only the anticipated administrative expenses of the Federal Investigation and the lawsuits and does not include any provision for fines, penalties, damages, assessments, judgements or sanctions that may arise out of such matters.

     Following the announcement of the Federal Investigation, Medaphis, various of its officers and directors and the lead underwriters associated with Medaphis' public offering of common stock in April 1995 were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits allege violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of common stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint which argued that the Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contains any claims based on the Securities Act of 1933, and the Company's underwriters and outside directors are no longer named as defendants. On June 26, 1996, the court denied the plaintiffs' motion to certify a plaintiffs' class. The Company believes that it has meritorious defenses to this action and intends to assert them vigorously.

15.  CASH FLOW INFORMATION

     Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                                            1995       1994      1993
                                                           -------   --------   -------
                                                                  (IN THOUSANDS)
Non-cash investing and financing activities:
  Liabilities assumed in acquisitions....................  $11,454   $108,781   $23,799
  Additions to capital lease obligations.................   17,646      5,356     2,352
  Common stock issued in conjunction with acquisitions...      459     38,796        --
Cash paid for:
  Interest...............................................   11,129      6,796     4,504
  Income taxes...........................................    3,155        517       541

16.  LINES OF BUSINESS

     The Company operates in two major lines of business: Services (providing healthcare business management services to physicians, hospitals and payors) and Technology Systems (principally systems integration services and computer software and hardware sales). Total revenue by segment includes only sales to unaffiliated customers as reported in the Company's consolidated statements of income. Operating profit is total revenue less operating expenses. Corporate items include interest income and expense and other general corporate expenses. Corporate assets consist primarily of cash and cash equivalents, deferred financing costs, fixed assets, miscellaneous prepaids and receivables and real estate purchased in an acquisition. Information concerning operations in these lines of business is as follows:

                                                           1995       1994       1993
                                                         --------   --------   --------
Revenue
  Services.............................................  $401,666   $291,452   $208,808
  Technology systems...................................   159,751    108,203     71,155
  Corporate and eliminations...........................    (1,540)      (721)      (637)
                                                         --------   --------   --------
                                                         $559,877   $398,934   $279,326
                                                         ========   ========   ========
Operating Profit(1)
  Services.............................................  $ 54,010   $ 48,339   $ 32,541
  Technology systems...................................    19,255     14,720        811
  Corporate............................................   (12,087)    (6,550)    (5,026)
                                                         --------   --------   --------
                                                         $ 61,178   $ 56,509   $ 28,326
                                                         ========   ========   ========
Interest expense, net..................................  $ 10,062   $  5,926   $  6,573
Restructuring and other charges........................    54,950      1,905         --
                                                         --------   --------   --------
Income before income taxes.............................  $ (3,834)  $ 48,678   $ 21,753
                                                         ========   ========   ========
Identifiable Assets
  Services.............................................  $548,410   $496,074   $281,519
  Technology systems...................................   234,499    125,652     55,929
  Corporate............................................    12,697      5,425     29,833
                                                         --------   --------   --------
                                                         $795,606   $627,151   $367,281
                                                         ========   ========   ========

                                                           1995       1994       1993
                                                         --------   --------   --------
Depreciation and Amortization
  Services.............................................  $ 21,194   $ 14,454   $ 10,883
  Technology systems...................................    10,782      5,483      4,162
  Corporate............................................       559        184        118
                                                         --------   --------   --------
                                                         $ 32,535   $ 20,121   $ 15,163
                                                         ========   ========   ========
Capital Expenditures
  Services.............................................  $ 28,304   $  8,724   $  3,726
  Technology systems...................................    21,133      3,613      3,285
  Corporate............................................     1,549        726        167
                                                         --------   --------   --------
                                                         $ 50,986   $ 13,063   $  7,178
                                                         ========   ========   ========

---------------

(1) Does not include any allocation of interest income and expense and general corporate expenses. Also excludes restructuring and other charges in 1995 and 1994 as follows: Services, $45.2 million and $1.9 million; Technology Systems, $9.75 million and zero.

17.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                 MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                 --------   --------   ------------   ------------
                                                                   QUARTER ENDED
                                                 -------------------------------------------------
                                                                                          (AS
                                                                                       RESTATED,
                                                                                      SEE NOTE 18)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
Revenue........................................  $133,093   $141,286     $140,752       $144,746
Pro forma net income (loss)....................   (11,857)     7,226       (2,723)        (1,150)
Pro forma net income (loss) per common share...  $  (0.23)  $   0.10     $  (0.05)      $   0.02
Weighted average shares outstanding............    50,932     69,053       57,696         58,068
1994
Revenue........................................  $ 85,194   $ 89,829     $ 98,119       $125,792
Pro forma net income...........................     7,122      5,088        5,288         13,208
Pro forma net income per common share..........  $   0.12   $   0.09     $   0.09       $   0.21
Weighted average shares outstanding............    59,666     59,533       59,921         61,787

18.  RESTATEMENT OF 1995 CONSOLIDATED FINANCIAL STATEMENTS

     The Company has restated its financial statements for the three months and year ended December 31, 1995. The restatement results primarily from a software licensing agreement entered into by the Company's Imonics subsidiary in December 1995 for which the Company recognized associated license fee revenue in 1995. Subsequent to the issuance of the Company's 1995 consolidated financial statements, management discovered unauthorized correspondence made by an Imonics employee which created a contingency for the license fee payable under this agreement. Such contingency precluded recognition of license fee revenue in 1995 associated with this agreement. The previously recognized license fee revenue and certain other adjustments, previously considered immaterial and not recorded, are included as part of the restatement adjustments to the Company's previously reported results of operations and financial position. The significant effects of the restatement are as follows:

                                                              AS PREVIOUSLY
                                                                REPORTED      AS RESTATED
                                                              -------------   -----------
FOR THE YEAR ENDED DECEMBER 31, 1995:
Revenue.....................................................    $564,303       $559,877
Salaries and wages..........................................     323,825        325,868
Other operating expenses....................................     138,866        140,296
Income (loss) before income taxes...........................       4,706         (3,834)
Net loss....................................................        (497)        (5,621)
Pro forma net loss..........................................      (3,380)        (8,504)
Pro forma net loss per common share.........................       (0.06)         (0.15)
AS OF DECEMBER 31, 1995:
Total current assets........................................     228,357        223,165
Total assets................................................     801,869        795,606
Total current liabilities...................................     125,658        127,935
Total liabilities...........................................     375,439        374,300
Total stockholders' equity..................................    $426,430       $421,306

                              MEDAPHIS CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                ADDITIONS
                                                         -----------------------
                                            BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                            BEGINNING    COSTS AND      OTHER                      END
               DESCRIPTION                   OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS    OF YEAR
               -----------                  ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1995
  Allowance for doubtful accounts (as
     restated)............................    $3,205       $6,718       $1,278(1)   $(4,976)(2)   $6,225
YEAR ENDED DECEMBER 31, 1994
  Allowance for doubtful accounts.........    $2,193       $4,089       $  338(1)   $(3,415)(2)   $3,205
YEAR ENDED DECEMBER 31, 1993
  Allowance for doubtful accounts.........    $1,212       $3,697       $  227(1)   $(2,943)(2)   $2,193

---------------

(1) Represents the allowance recorded in conjunction with acquired companies.
(2) Represents write-off of uncollectible accounts receivable.